Exhibit 99.1


      Intermec Announces Second Quarter Fiscal Year 2007 Results

    EVERETT, Wash.--(BUSINESS WIRE)--Aug. 2, 2007--Intermec, Inc.
(NYSE: IN):

    --  Q2 Revenues Reflect Strong Sequential Growth to $210.5M

    --  Gross Margin Improves 2.6 points from Q1'07

    --  Earnings from Continuing Operations result in EPS of $0.13

    -- Cash Equivalents and Short-Term Investments Increase $15.6M from Q1'07

    Intermec, Inc. (NYSE: IN) today announced financial results for its second quarter ended July 1, 2007.

    Intermec reported 2007 second quarter revenues of $210.5 million and net earnings from continuing operations of $7.9 million, or $0.13 per diluted share, compared to 2006 second quarter revenues of $231.4 million and net earnings from continuing operations of $11.3 million, or $0.18 per diluted share. The second quarter 2006 operating results include a $2.3 million pre-tax gain, or $0.02 per diluted share, from the sale of an investment. Including discontinued operations, net earnings for the second quarter of 2007 was $6.6 million, or $0.11 per diluted share compared to net earnings of $10.4 million, or $0.16 per diluted share in the prior year's second quarter.

    The Company's effective tax rate for the second quarter of 2007 was 37 percent; this was consistent with the prior year's quarter.

    Second quarter 2007 revenues decreased 9 percent compared to the prior year's second quarter. On a sequential basis, second quarter 2007 revenues increased 17 percent over the first quarter of 2007.

    Geographically during the second quarter of 2007, North American revenues decreased 21 percent compared to the second quarter of 2006. Revenues in Europe, Mid-East and Africa (EMEA) increased 1 percent compared to the same prior-year period; and the rest of the world, consisting of Asia Pacific and Latin America, increased 26 percent.

    Selling, general and administrative expenses were $68.8 million for the second quarter of 2007, compared to $78.5 million in the prior year period. The decrease of $9.7 million, or 12%, reflects the impact of the prior year cost reduction initiatives as well as the benefit from other operating gains of $2.0 million.

    The Company's cash equivalents and short-term investments position at the end of the second quarter was $188.9 million. The increase in cash equivalents and short-term investments of $15.6 million during the second quarter was primarily due to operating profit contribution and the decrease in inventory.

    As previously announced on July 19, 2007, Intermec Inc.'s Board of Directors elected Patrick J. Byrne as President and CEO, and as a Director of Intermec, Inc.

    "I am excited to be joining the strong team already in place at Intermec," said Mr. Byrne. "The company is benefiting from the acceptance of its new product offerings, technology innovation and the global markets continuing trend toward supply chain efficiency and productivity. We are pleased with the recent RFID wins at Metro and Thailand's Suvarnabhumi Airport; these are representative of the diverse product applications utilizing this technology."

    During the quarter, Intermec introduced a number of new products:

    -- The rugged CK31ex mobile computer integrates the industry's only near-far area imager. With the CK31ex, users can scan 1D, 2D, composite and postal codes, capture images for proof-of-delivery, and wirelessly connect to corporate networks, eliminating the need for multiple devices.

    -- The powerful CK32IS mobile computer is certified to meet the highest ratings from UL, ATEX and IECEx to deliver real-time information. The CK32IS is designed to provide double-fault, intrinsically safe computing in even the most hazardous environments.

    -- The EasyCoder PF2i RFID baggage tag printer is designed for meeting the demands of airline and transportation applications where space is limited and downtime is not an option.
        Exceptional throughput and print quality are maintained even with RFID labels.

    -- The Intermec IF61 Enterprise RFID Reader contains the combination of an Intel Celeron M 600MHz processor and up to 1 GB of optional memory. With ample storage and memory to run complex applications, the IF61 can also store tag data and operate peripheral devices -- all without a dedicated industrial computer.

    Third Quarter Outlook

    Intermec also reported today its GAAP basis outlook for the third quarter 2007.

    -- Revenues for the period are expected within a range of $203 million to $213 million.

    -- Diluted EPS from continuing operations are expected within a range of $0.06 to $0.12.

    Conference Call Information

    Intermec will hold a conference call on August 2, 2007 at 5 p.m. ET (2 p.m. PT). The call will be hosted by Intermec, Inc. President and Chief Executive Officer, Patrick J. Byrne, Chief Financial Officer and SVP, Lanny H. Michael, Intermec Technologies Corporation President and COO, Steven J. Winter, and Director of Investor Relations, Kevin
P. McCarty.

    The dial-in numbers for participants are 1-(800) 857-8060 (US); 1-(210) 839-8066 (International); Passcode: ("Intermec"). The call will be broadcast on the Internet via a link from the investor's Web page at the Intermec website at www.intermec.com/InvestorRelations

    About Intermec, Inc.

    Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

    (Forward-looking Statements)

    Statements made in this release and related statements that express Intermec's or our management's intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding potential increases in sales or product volumes, potential easing of price competition or price erosion, and our ability to launch new products as planned, improve gross margins or profits of our business segments, our cost reduction and restructuring plans, our revenue, expense or financial outlook for the third quarter of 2007 or any future period, and the applicability of accounting policies used in our financial reporting. They also include statements about our ability to compete effectively with our current products and newly launched products, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage our research and development investment to drive significant future revenue, and continue operational improvement and year-over-year growth. Actual results may differ from those expressed or implied in our forward-looking statements. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.


                            INTERMEC, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
      (Unaudited, amounts in thousands except per share amounts)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                                July 1,   July 2,   July 1,   July 2,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenues
   Product                     $169,939  $192,440  $311,451  $358,790
   Service                       40,584    38,997    78,390    76,478
                               --------- --------- --------- ---------
       Total revenues           210,523   231,437   389,841   435,268

Costs and expenses
   Cost of product revenues     108,726   116,401   200,920   217,015
   Cost of service revenues      20,623    21,413    43,206    44,274
   Selling, general and
    administrative               68,772    78,496   138,334   156,289
   Gain on intellectual
    property settlement               -         -         -   (16,538)
   Restructuring charge               -     1,135         -     2,242
                               --------- --------- --------- ---------
       Total costs and expenses 198,121   217,445   382,460   403,282
                               --------- --------- --------- ---------
Operating profit from
 continuing operations           12,402    13,992     7,381    31,986
Gain on sale of investments           -     2,305         -     2,305
Interest income, net                119     1,766       378     2,910
                               --------- --------- --------- ---------
Earnings from continuing
 operations before taxes         12,521    18,063     7,759    37,201
   Provision for income taxes     4,591     6,767     4,261    10,835
                               --------- --------- --------- ---------
Earnings from continuing
 operations                       7,930    11,296     3,498    26,366
   Loss from discontinued
    operations, net of tax       (1,283)     (940)   (1,283)   (2,019)
                               --------- --------- --------- ---------
Net earnings                   $  6,647  $ 10,356  $  2,215  $ 24,347
                               ========= ========= ========= =========

Basic earnings (loss) per share
   Continuing operations       $   0.13  $   0.18  $   0.06  $   0.42
   Loss from discontinued
    operations
                                  (0.02)    (0.02)    (0.02)    (0.03)
                               --------- --------- --------- ---------
       Net earnings per share  $   0.11  $   0.16  $   0.04  $   0.39
                               ========= ========= ========= =========

Diluted earnings (loss) per
 share
   Continuing operations       $   0.13  $   0.18  $   0.06  $   0.41
   Loss from discontinued
    operations                    (0.02)    (0.02)    (0.02)    (0.03)
                               --------- --------- --------- ---------
       Net earnings per share  $   0.11  $   0.16  $   0.04  $   0.38
                               ========= ========= ========= =========

Shares used in computing earnings (loss)
 per share
   Basic                         60,251    63,252    60,121    63,138
   Diluted                       61,065    64,529    60,987    64,565


                            INTERMEC, INC.
                     CONSOLIDATED BALANCE SHEETS
                  (Unaudited, amounts in thousands)


                                                July 1,   December 31,
                                                  2007        2006
                                               ---------- ------------
                    ASSETS

Current assets:
   Cash and cash equivalents                   $ 159,535   $ 155,027
   Short-term investments                         29,372      29,510
   Accounts receivable, net of allowance for
    doubtful accounts and sales returns of
    $9,437 and $7,796                            156,236     158,369
   Inventories                                   115,593     119,027
   Net current deferred tax assets                49,875      49,623
   Assets held for sale                            8,393       8,661
   Other current assets                           27,658      28,913
                                               ---------- ------------
      Total current assets                       546,662     549,130

Property, plant and equipment, net                43,455      43,453
Intangibles, net                                   6,097       3,978
Net deferred tax assets                          175,836     190,683
Other assets                                      21,807      23,096
                                               ---------- ------------
Total assets                                   $ 793,857   $ 810,340
                                               ========== ============

   LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
   Accounts payable and accrued expenses       $ 101,606   $ 113,207
   Payroll and related expenses                   25,616      32,008
   Deferred revenue                               50,392      45,021
   Current portion of long-term debt             100,000           -
                                               ---------- ------------
      Total current liabilities                  277,614     190,236

Long-term deferred revenue                        14,862      17,318
Long-term debt                                         -     100,000
Other long-term liabilities                       76,684      85,184

Shareholders' investment:
   Common stock                                      602         598
   Additional paid-in-capital                    665,754     657,468
   Accumulated deficit                          (217,632)   (212,903)
   Accumulated other comprehensive loss          (24,027)    (27,561)
                                               ---------- ------------
      Total shareholders' investment             424,697     417,602
                                               ---------- ------------
Total liabilities and shareholders' investment $ 793,857   $ 810,340
                                               ========== ============


                            INTERMEC, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
             (Unaudited, amounts in thousands of dollars)

                                                   Three Months Ended
                                                   -------------------
                                                   July 1,   July 2,
                                                      2007      2006
                                                   --------- ---------

Cash and cash equivalents at beginning of year     $155,027  $256,782
                                                   --------- ---------

Cash flows from operating activities of continuing
 operations:
    Net earnings from continuing operations           3,498    24,347
    Adjustments to reconcile net earnings to net
     cash provided by (used in) operating
     activities:
          Depreciation and amortization               6,190     5,186
          Deferred taxes                              3,531    10,097
          Excess tax benefits from stock-based
           payment arrangements                      (1,181)   (3,076)
          Changes in working capital and other
           operating activities                      (7,862)   25,832
                                                   --------- ---------
       Net cash provided by operating activities
        of continuing operations                      4,176    62,386

Cash flows from investing activities of continuing
 operations:
    Capital expenditures                             (5,474)  (12,304)
    Purchases of investments                         (1,355)  (19,695)
    Sale of investments                               1,493       565
    Note receivable                                   1,500         -
    Other investing activities                       (1,313)        5
                                                   --------- ---------
       Net cash used in investing activities of
        continuing operations                        (5,149)  (31,429)

Cash flows from financing activities of continuing
 operations:
    Excess tax benefits from stock-based payment
     arrangements                                     1,181     3,076
    Stock options exercised                           3,042     4,340
    Other financing activities                        1,008     1,616
                                                   --------- ---------
       Net cash provided by financing activities
        of continuing operations                      5,231     9,032

Net cash provided by continuing operations            4,258    39,989
Net cash provided by operating activities of
 discontinued operations                                250     6,912
                                                   --------- ---------
Resulting increase in cash and cash equivalents       4,508    46,901
                                                   --------- ---------

Cash and cash equivalents at end of period         $159,535  $303,683
                                                   ========= =========

    CONTACT: Intermec, Inc.
             Kevin P. McCarty, 425-265-2472
             Director of Investor Relations
             kevin.mccarty@intermec.com